Exhibit 2.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

REMEMBRANCE GROUP, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Remembrance Group, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Remembrance Group, Inc., and that this corporation was originally formed pursuant to the Limited Liability Company Act of the State of Delaware on December 11, 2012, under the name PF Management Services, LLC, which was subsequently converted from a limited liability company to a corporation and incorporated pursuant to the DGCL on February 1, 2020, under the name Remembrance Group, Inc.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

Article I
NAME

The name of the corporation is Remembrance Group, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1201 North Orange Street, Suite 600, Wilmington, New Castle, Delaware 19801. The name of the registered agent of the Corporation at such address is Agents and Corporations, Inc.

ARTICLE III
PURPOSE

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV
CAPITAL STOCK

The total number of shares of Common Stock which the Corporation is authorized to issue is 20,000,000, at a par value of $0.0001 per share, and the total number of shares of Preferred Stock which the Corporation is authorized to issue is 5,000,000, at a par value of $0.0001 per share.

The Board of Directors is hereby expressly authorized to provide out of the unissued shares of Preferred Stock for one or more series of Preferred Stock and, with respect to each such series, to fix: (a) the number of shares constituting such series, (b) the designation of such series, (c) the voting powers, if any, of the shares of such series, and (d) the preferences and relative, participating, optional, or other special rights, if any, and any qualifications, limitations, or restrictions thereof, of the shares of such series. The powers, preferences, and relative, participating, optional, and other special rights of each series of Preferred Stock, and the qualifications, limitations, or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding.

ARTICLE V
SERIES A PREFERRED STOCK

5.1. Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Preferred Stock” (the “Series A Preferred Stock”), and the number of shares constituting such series shall be 1,200,000. The rights, preferences, powers, restrictions, and limitations of the Series A Preferred Stock shall be as set forth in this Article V.

5.2. Dividends.

5.2.1. Accrual and Payment of Dividends. From and after the date on which the Corporation issues a share of Series A Preferred Stock (for each such share, a “Date of Issuance”), cumulative dividends (the “Series A Preferred Dividend”) on such share shall accrue, whether or not declared by the Board of Directors and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of 7.00% per annum on the sum of $10.00 (the “Original Issue Price”), plus all accrued and unpaid dividends thereon; provided, however, that the rate at which Series A Preferred Dividends accrue on a share of Series A Preferred Stock shall be increased to 10.00% per annum for that share of Series A Preferred Stock upon either: (i) the Corporation’s failure to pay any Series A Dividend on that share of Series A Preferred Stock declared by the Board of Directors to be paid; or (ii) the Corporation’s failure to redeem that share of Series A Preferred Stock in accordance with Section 5.5.2 of this Article V (each of (i) and (ii), an “Event of Default”). All accrued dividends on any share of Series A Preferred Stock shall be paid in cash only when, as, and if declared by the Board of Directors out of funds legally available therefor, or upon a liquidation or redemption of the share of Series A Preferred Stock in accordance with the provisions of Section 5.3 or Section 5.5 of this Article V; provided, however, that to the extent Series A Preferred Dividends are not paid on a share of Series A Preferred Stock on March 15, June 15, September 15, and December 15 of each calendar year after the Date of Issuance (each such date, a “Dividend Payment Date”), all accrued and unpaid dividends on such share of Series A Preferred Stock shall accumulate and compound on the applicable Dividend Payment Date, whether or not declared by the Board of Directors, and shall remain accumulated, compounding dividends until paid pursuant hereto. All accrued and unpaid dividends on the shares of Series A Preferred Stock shall be prior and in preference to any dividend on any shares of Common Stock or any other class or series of securities of the Corporation, the terms of which do not expressly provide that such class or series of securities ranks senior to or on parity with the Series A Preferred Stock in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting) (collectively, the “Junior Securities”) and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities, other than to: (x) declare or pay any dividend or distribution payable on the Common Stock in shares of Common Stock or (y) repurchase Common Stock held by employees or consultants of the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase.

5.2.2. Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Series A Preferred Dividends accrued with respect to the issued and outstanding shares of Series A Preferred Stock, such payment shall be distributed pro rata among all holders of Series A Preferred Stock based upon the aggregate accrued and unpaid dividends on the shares of Series A Preferred Stock held by each such holder.

5.3. Liquidation.

5.3.1. Liquidation; Deemed Liquidation.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation (a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash per share of Series A Preferred Stock equal to 150% of the Original Issue Price of such share of Series A Preferred Stock, plus all accrued and unpaid dividends on such share of Series A Preferred Stock (whether or not declared).

(b) No Deemed Liquidation. Unless otherwise determined by the Board of Directors of the Corporation, neither the sale, conveyance, exchange, or transfer (for cash, shares of stock, securities, or other consideration) of all or substantially all of the assets of the Corporation (other than in connection with the liquidation, winding up, or dissolution of its business), nor the merger, consolidation, or other business combination of the Corporation with any other Person, shall be deemed to be a liquidation, winding up, or dissolution, voluntary or involuntary, of the Corporation for the purposes of this Section 5.3. “Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity.

5.3.2. No Participation With Common Stock on Liquidation. After payment in full of all preferential amounts required to be paid to the holders of Series A Preferred Stock upon a Liquidation under Section 5.3.1, the holders of shares of Series A Preferred Stock then outstanding shall not be entitled to any further dividend or distribution from the Corporation and shall not participate with the holders of Common Stock then outstanding in any subsequent distributions or dividends, and the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock then outstanding, pro rata based on the number of shares held by each such holder.

5.3.3. Insufficient Assets. Upon any Liquidation, if the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the shares of Series A Preferred Stock the full preferential amount to which they are entitled under Section 5.3.1, then: (a) the holders of the shares of Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such shares were paid in full, and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities, including, but not limited to, the holders of Common Stock.

5.3.4. Notice. In the event of any Liquidation, the Corporation shall, within 10 days of the date the Board of Directors approves the Liquidation, or no later than 20 days of any stockholders’ meeting called to approve the Liquidation, whichever is earlier, give each holder of shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash, and property to be received by the holders of shares of Series A Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the notice shall occur, the Corporation shall promptly give written notice to each holder of shares of Series A Preferred Stock of such material change.

5.4. Voting.

5.4.1. Voting Generally. The holders of shares of Series A Preferred Stock shall not be entitled to vote with respect to their shares of Series A Preferred Stock on any matter except as required by the DGCL. As to all matters for which voting by class or series is specifically required by the DGCL, each outstanding share of Series A Preferred Stock shall be entitled to one vote.

5.4.2. Special Voting Rights. Without the prior written consent of the holders of two-thirds of the then outstanding shares of Series A Preferred Stock, voting separately as a single class with one vote per share of Series A Preferred Stock, in person or by proxy, either in writing without a meeting or at an annual or special meeting of such stockholders, and any other applicable stockholder approval requirements required by law, the Corporation shall not take any of the actions described in this Section 5.4.2 (any such action without such prior written consent being null and void ab initio and of no force or effect) as follows:

(a) other than the issuance, authorization, or creation of any Preferred Stock of the Corporation in connection with any stockholder rights plan that may be adopted by the Corporation, issue, create, or authorize the creation or issuance of, any class or series of capital stock of the Corporation (or any security convertible into or exercisable for any class or series of capital stock of the Corporation) that ranks senior to the Series A Preferred Stock in rights, preferences, or privileges (including with respect to dividends, liquidation, redemption, or voting) (“Senior Securities”);

(b) increase the number of authorized shares of Senior Securities or authorize the issuance of or issue any shares of Senior Securities; or

(c) agree or commit to do any of the foregoing.

5.5. Redemption.

5.5.1. Corporation Redemption.

(a) Corporation Redemption. At any time after the Date of Issuance of the first share of Series A Preferred Stock issued by the Corporation, the Corporation shall have the right to elect, out of funds legally available therefor, to redeem all or any portion of the then outstanding shares of Series A Preferred Stock for a price per share equal to 150% of the Original Issue Price of each such share of Series A Preferred Stock, plus all accrued and unpaid dividends on such share (whether or not declared) (such amount, as of the applicable Corporation Redemption Date (as defined below) or Holder Redemption Date (as defined below), as applicable, the “Redemption Consideration”).

(b) Corporation Redemption Notice. If the Corporation elects to exercise its redemption right described in Section 5.5.1(a), the Corporation shall mail notice of its election to redeem Series A Preferred Stock (the “Corporation Redemption Notice”) pursuant to the provisions of this Section 5.5.1, not less than 30 days and not more than 90 days before the applicable Corporation Redemption Date, to the holders of Series A Preferred Stock as their names appear (as of the close of business on the business day immediately preceding the day on which notice is given) on the books of the Corporation at the respective addresses of the holders shown therein. Any Corporation Redemption Notice provided to a holder of Series A Preferred Stock pursuant to the provisions of this Section 5.5.1 shall state:

(i) the date on which such redemption shall occur (the “Corporation Redemption Date”),

(ii) the number of shares of Series A Preferred Stock to be redeemed from such holder, and

(iii) the applicable Redemption Consideration.

(c) Number Redeemed. If the Corporation elects to redeem fewer than all of the outstanding shares of Series A Preferred Stock pursuant to the provisions of this Section 5.5.1, the number of shares of Series A Preferred Stock to be redeemed shall be determined by the Corporation in a manner consistent with the applicable provisions of this Amended and Restated Certificate of Incorporation. The shares of Series A Preferred Stock not redeemed shall remain issued and outstanding.

(d) Deposit with Paying Agent. If the Corporation gives a Corporation Redemption Notice as to which all conditions have been satisfied, no later than the opening of business on the Corporation Redemption Date, the Corporation shall deposit with its transfer agent, acting in its capacity as paying agent for the Series A Preferred Stock, and its successors and assigns, or any other person appointed to serve as paying agent by the Corporation (the “Paying Agent”), funds sufficient to pay the Redemption Consideration as to which such Corporation Redemption Notice shall have been given, and the Corporation shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to pay the applicable Redemption Consideration to the holders of Series A Preferred Stock to be redeemed as set forth in the Corporation Redemption Notice. If the Corporation Redemption Notice shall have been given, then from and after the Corporation Redemption Date, unless the Corporation defaults in providing funds sufficient for such redemption at the time and place specified for payment pursuant to the Corporation Redemption Notice to all holders who submit their shares of Series A Preferred Stock for redemption:

(i) all dividends on such shares of Series A Preferred Stock to be redeemed shall cease to accrue;

(ii) shares of Series A Preferred Stock to be redeemed shall be deemed to no longer be issued or outstanding; and

(iii) all rights with respect to such shares of Series A Preferred Stock to be redeemed, including the rights, if any, to receive notices, will terminate, except only the rights of holders thereof to receive the Redemption Consideration.

Notwithstanding any Corporation Redemption Notice, there shall be no redemption of any shares of Series A Preferred Stock called for redemption in such notice until funds sufficient to pay the full Redemption Consideration for such shares shall have been deposited by the Corporation with the Paying Agent.

5.5.2. Holder Redemption.

(a) Holder Redemption. At any time on or after the fifth anniversary of the Date of Issuance of the first share of Series A Preferred Stock issued by the Corporation, any holder of shares of Series A Preferred Stock shall have the right to elect to have, out of funds legally available therefor, all (but not less than all) of such holder’s then outstanding shares of Series A Preferred Stock redeemed by the Corporation (the “Holder Redemption Right”) for a price per share equal to the Redemption Consideration with respect thereto.

(b) Holder Redemption Notice. A holder of shares of Series A Preferred Stock may exercise the Holder Redemption Right by delivering a fully executed notice of redemption (the “Holder Redemption Notice) to the Secretary (or, if there is no Secretary, the Chief Executive Officer) of the Corporation at its principal office by certified mail, postage prepaid, at least 30 days before the date fixed for redemption in the Holder Redemption Notice (such date, the “Holder Redemption Date”). Such Holder Redemption Notice must set forth the Holder Redemption Date as of which such holder desires to exercise the Holder Redemption Right.

(c) Deposit with Paying Agent. If the Corporation is required to redeem shares of Series A Preferred Stock due to a stockholder exercising its Holder Redemption Right pursuant to the provisions of this Section 5.5.2, then no later than the opening of business on the Holder Redemption Date, the Corporation shall deposit with the Paying Agent the Redemption Consideration in cash sufficient to redeem the shares of Series A Preferred Stock as to which such Holder Redemption Notice shall have been given, and the Corporation shall, at the time of such deposit, give the Paying Agent irrevocable instructions and authority to deliver the applicable Redemption Consideration to such holder. If, after the Corporation receives a Holder Redemption Notice, the Corporation deposits with the Paying Agent funds sufficient to redeem the shares of Series A Preferred Stock as to which such Holder Redemption Notice shall have been given, then from and after the Holder Redemption Date:

(i) all dividends on such Series A Preferred Stock shall cease to accrue;

(ii) such shares of Series A Preferred Stock shall be deemed to no longer be issued or outstanding; and

(iii) all rights with respect to such shares of Series A Preferred Stock to be redeemed, including the rights, if any, to receive notices, will cease and terminate, except only the rights of such holder thereof to receive the Redemption Consideration.

Notwithstanding any Holder Redemption Notice, there shall be no redemption of any shares of Series A Preferred Stock called for redemption in such notice until funds sufficient to pay the full Redemption Consideration of such shares shall have been deposited by the Corporation with the Paying Agent.

5.5.3. Interest Income and Unclaimed Funds. The Corporation shall be entitled to receive from the Paying Agent the interest income, if any, earned on such funds deposited with the Paying Agent (to the extent that such interest income is not required to pay the Redemption Consideration), and no holder of shares of Series A Preferred Stock shall have any claim to any such interest income (other than interest income required to pay the Redemption Consideration). Any funds deposited with the Paying Agent hereunder by the Corporation for any reason, including redemption of shares of Series A Preferred Stock, that remain unclaimed or unpaid more than two years after the applicable Corporation Redemption Date or Holder Redemption Date shall be, to the extent permitted by applicable law, repaid to the Corporation upon its written request. After such repayment, the holder(s) entitled to receive such funds shall have recourse only against the Corporation.

5.6. Conversion. The holders of shares of Series A Preferred Stock shall have no right to convert all or any portion of shares of Series A Preferred Stock into Common Stock or any other securities issued or authorized to be issued by the Corporation.

5.7. Notices. Any notice required or permitted by the provisions of this Article V to be given to a holder of shares of Series A Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

ARTICLE VI
INCORPORATORS

The names and mailing addresses of the incorporators of the Corporation were:

Dennis L. Smith	365 5th Avenue South, Suite 201 Naples, Florida 34102
Michael Margolies	365 5th Avenue South, Suite 201 Naples, Florida 34102
David J. DeCarlo	365 5th Avenue South, Suite 201 Naples, Florida 34102

ARTICLE VII
DIRECTORS

All corporate powers will be exercised by or under the authority of, and the affairs of the Corporation will be managed under the direction of, a Board of Directors. The number of Directors will be as provided in the Bylaws of the Corporation (the “Bylaws”). The initial Board of Directors shall have five directors, and their names and addresses are as follows:

Dennis L. Smith	365 5th Avenue South, Suite 201 Naples, Florida 34102
Michael Margolies	365 5th Avenue South, Suite 201 Naples, Florida 34102
David J. DeCarlo	365 5th Avenue South, Suite 201 Naples, Florida 34102
Ian M. Beadle	365 5th Avenue South, Suite 201 Naples, Florida 34102
Poul LeMasters	365 5th Avenue South, Suite 201 Naples, Florida 34102

Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VIII
LIMITATION OF DIRECTOR LIABILITY

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of, or repeal of this Article VIII shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE IX
INDEMNIFICATION

The Corporation shall indemnify, advance expenses for, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees and costs) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal, or modification of this Article IX shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE X
CORPORATE OPPORTUNITIES

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Series A Preferred Stock or any partner, member, director, stockholder, employee, affiliate or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, the persons referred to in clauses (i) and (ii) are “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation while such Covered Person is performing services in such capacity. Any repeal or modification of this Article X will only be prospective and will not affect the rights under this Article X in effect at the time of the occurrence of any actions or omissions to act giving rise to liability.

ARTICLE XI
BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend, or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided, however, that any Bylaw provision adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered, or repealed by the stockholders.

ARTICLE XII
AMENDMENTS

The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or the Bylaws, from time to time, to amend, alter, or repeal any provision of the Certificate of Incorporation in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

ARTICLE XIII
Business Combinations with interested stockholders

The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ARTICLE XIV
EFFECTIVE DATE

This Certificate of Incorporation shall be effective as of March [●], 2020.

[Remainder of Page Left Blank – Signature Page Follows]

Executed March [●], 2020.

Dennis L. Smith, Chief Executive Officer

Signature Page to Amended and Restated Certificate of Incorporation of Remembrance Group, Inc.